AMENDMENT TWO
DATED OCTOBER 1, 2017 TO
INVESTMENT SUBADVISORY AGREEMENT
For MML Fundamental Growth Fund


      WHEREAS, Massachusetts Mutual Life Insurance
Company ("MassMutual") and Wellington Management Company,
LLP (predecessor to Wellington Management Company LLP) (the "Subadviser") entered into an Investment Subadvisory Agreement (the "Agreement"), effective as of December 6, 2011, as amended, relating to the MML Fundamental Growth Fund (the "Fund"); and

      WHEREAS, MassMutual assigned the Agreement to its wholly-owned affiliate, MML Investment Advisers, LLC ("MML
Advisers"), effective April 1, 2014; and

	WHEREAS, Section 15 of the Agreement permits the Agreement to be amended by a written instrument approved in writing by both parties;

	NOW THEREFORE, IT IS AGREED THAT:

1.	Capitalized terms used herein but not otherwise
defined shall have the meanings given to those terms in the Agreement.

2.	Section 4 - Compensation of the Subadviser is
replaced in its entirety with the following:

The Subadviser will bear all expenses in connection with the performance of its services under this Subadvisory Agreement, which expenses shall not include brokerage fees or commissions in connection with the effectuation of securities transactions for the Portfolio. For the services provided and the expenses assumed pursuant to this Subadvisory Agreement, MML
Advisers agrees to pay the Subadviser and the Subadviser agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to the provisions hereof, a fee paid monthly, in arrears, at the following rate: [ ].

3.	Except as expressly amended hereby, all
provisions of the Agreement remain in full force and effect and are unchanged in all other respects.

4.	This Amendment may be executed in one or
more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives as of the day and year first above written.


MML INVESTMENT ADVISERS, LLC
	WELLINGTON MANAGEMENT COMPANY LLP

By: /s/ Tina Wilson					By:  /s/ Steven
Muson
Name: Tina Wilson					Name:  Steven
Muson
Title: Vice President					Title:   Senior
Managing Director


Accepted and Agreed to by:

MML SERIES INVESTMENT FUND
on behalf of MML Fundamental Growth Fund


By: __/s/ Renee Hitchcock_________________________
Name: Renee Hitchcock
Title: CFO and Treasurer